                                                                      EXHIBIT 11



                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS



                                                           SIX MONTHS ENDED JUNE 30             THREE MONTHS ENDED JUNE 30
                                                          ---------------------------           --------------------------
                                                              1995           1996                  1995            1996
                                                          -----------     -----------           -----------    -----------
NET EARNINGS (LOSS) FROM
CONTINUING OPERATIONS

Net earnings (loss) from continuing operations  .         $      (501)    $     2,138           $      (361)   $     1,103

Dividends on preferred stock applicable to
continuing operations (1) . . . . . . . . . . . .                (476)            ---                  (246)           ---
                                                          -----------     -----------           -----------    -----------
Net earnings (loss) from continuing operations
applicable to common stock  . . . . . . . . . . .         $      (977)    $     2,138           $      (607)   $     1,103
                                                          ===========     ===========           ===========    ===========
Net earnings (loss) from continuing operations
per common share  . . . . . . . . . . . . . . . .         $     (0.05)    $      0.11           $     (0.03)   $       .06
                                                          ===========     ===========           ===========    ===========


NET EARNINGS (LOSS)

Net earnings (loss) . . . . . . . . . . . . . . .         $      (158)    $     2,138           $      (335)   $     1,103

Dividends on preferred stock  . . . . . . . . . .         $      (700)            ---                  (362)           ---
                                                          -----------     -----------           -----------    -----------
Net earnings (loss) applicable to common stock  .         $      (858)    $     2,138           $      (697)   $     1,103
                                                          ===========     ===========           ===========    ===========
Net earnings (loss) per common share  . . . . . .         $     (0.05)    $      0.11           $     (0.04)   $       .06
                                                          ===========     ===========           ===========    ===========

Weighted average common shares outstanding  . . .          16,782,925      20,336,803            16,782,925     20,417,772
                                                          ===========     ===========           ===========    ===========


(1) Dividends on the preferred stock issued in connection with the acquisition of ING were allocated between continuing operations and discontinued operations based on the ratio of net assets discontinued to the total net assets acquired from ING.





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